Press Release                               Source: Westside Energy Corporation

Westside Energy Reports 2.5 MMCF/D Test Rate From
   Fourth Hill County Horizontal Well

Thursday November 8, 8:30 am ET

DALLAS, Nov. 8 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex: WHT
- News), an oil and gas company with operations focused on the exploration and development of natural gas in the Barnett Shale play, today reported that the Ellison Estate #2H well (WHT 47% WI), the Company's fourth Hill County horizontal well, was successfully completed and tested at a gross initial rate of 2.5 MMCF/D.

The Company's fifth Hill County well, the Ellison Estate #3H (WHT 47% WI), has been drilled, cased and fracture-stimulated and is currently flowing back completion fluids. Having finished drilling operations on the #3H well, the rig was repositioned and is currently drilling the Ellison Estate #4H well (WHT 47%
WI).

In Johnson County, completion and flow back activities are continuing on five horizontal wells in the Alfred Kennon lease (WHT 44% WI) obtained as part of the recently announced asset acquisition transaction.

Management Comment

Douglas G. Manner, Westside's Chief Executive Officer stated, "Our development activities in Hill and Johnson Counties continue to add to our growing proved reserves and production, resulting in additional sales volumes and cash flow. We are very focused on executing our drilling plan, controlling our costs and creating additional value for our stockholders."

About Westside Energy Corporation

Dallas-based Westside Energy is an oil and gas company focused on exploiting its significant acreage position in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website: http://www.westsideenergy.com.
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Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.

Source: Westside Energy Corporation